FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Third Quarter 2025 Results
Delivered Q3 Net Income of $8.8 million and Adjusted EBITDA of $21.8 million
Reaffirms Full Year 2025 Revenue Guidance of $650 million to $680 million and Adjusted EBITDA of $80 million to $86 million
WARRENDALE, PA – November 4, 2025 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended September 30, 2025.
Third Quarter 2025 Highlights Compared to Third Quarter 2024
•Total revenue increased 37.8% to $184.6 million from $133.9 million
•Owner Direct Relationships (“ODR”) revenue increased 52.0%, or $48.4 million, to $141.4 million, or 76.6% of total revenue
•Organic ODR revenue growth of 12.2%
•Net income of $8.8 million, or $0.73 per diluted share, compared to $7.5 million, or $0.62 per diluted share
•Adjusted net income of $12.7 million, or $1.05 per adjusted diluted earnings per share, compared to adjusted net income of $10.9 million, or $0.91 per adjusted diluted earnings per share
•Adjusted EBITDA of $21.8 million, up 25.6% from $17.3 million
•Total gross profit increased 23.7% to $44.7 million from $36.1 million
•Net cash from operating activities of $13.3 million compared to $4.9 million
Management Comments
“We are pleased to report a solid third quarter, underscoring the success of our strategic transition to higher margin ODR business,” said Michael McCann, President and Chief Executive Officer of Limbach. “ODR revenue increased 52.0% year-over-year and now represents about 76.6% of total revenue for the quarter, in line with our annual mix shift guidance of 70% to 80%. We also expect ODR organic revenue growth to be in the range of 20% to 25% for the full year and maintain strong gross margins. Total ODR gross profit rose $6.0 million accounting for approximately 80% of total gross profit. These results demonstrate the tangible impact of our strategic focus to drive growth in our ODR business, minimize risk, and improve the consistency of our revenue and earnings.
“Limbach is delivering against all three core elements of our growth strategy, leveraging disciplined M&A to accelerate scale and reinforce long-term growth. In the third quarter, we completed the acquisition of Pioneer Power, expanding our footprint into the Upper Midwest, and deepening our access to industrial markets including power generation. Pioneer Power’s revenue performance exceeded our initial expectations this quarter. While Pioneer Power’s current margin profile differs from Limbach’s, we are actively integrating Pioneer into the Limbach platform and have a path to implement operational and commercial enhancements that we expect will expand its margins over time. Combined with our focus on expanding our top-line through our ODR business, broadening our service offerings, and deepening customer relationships, we are building a resilient business designed to deliver durable long-term value for our stockholders.”
The following are results for the three months ended September 30, 2025, compared to the three months ended September 30, 2024:
•Total revenue increased 37.8%, or $50.7 million, to $184.6 million from $133.9 million. The increase in revenue was primarily attributable to the acquisitions of Pioneer Power, Consolidated Mechanical, LLC (“Consolidated Mechanical”) and Kent Island Mechanical, LLC (“Kent Island”). Of the total increase in revenue, acquisition related revenue represented 35.3%, or $47.3 million, and organic represented 2.5%, or $3.3 million.
◦ODR segment revenue increased 52.0%, or $48.4 million, to $141.4 million. Acquisition-related revenue represented 39.8% or $37.1 million, while organic revenue represented 12.2%, or $11.3 million period-over-period.

◦General Contractor Relationships (“GCR”) segment revenue increased 5.6%, or $2.3 million, to $43.2 million. Acquisition-related revenue represented 25.1%, or $10.3 million, while organic revenue represented a 19.5%, or $8.0 million decrease period-over-period as the Company continues its strategic mix-shift to ODR.
•Total gross profit increased 23.7% to $44.7 million compared to $36.1 million. Total gross margin of 24.2% decreased from 27.0% in the third quarter of 2024.
◦ODR gross profit increased 20.3%, or $6.0 million, to $35.7 million from $29.6 million while gross margins decreased to 25.2% from 31.9% primarily due to the impact of Pioneer Power which has a lower gross margin profile compared to Limbach’s historical profile. Management is focused on improving Pioneer Power’s gross margins to align with the Company’s broader operating model over time.
◦GCR gross profit increased 39.3%, or $2.5 million, to $9.0 million from $6.5 million and gross margins increased to 20.8% from 15.8% driven by the Company’s selective focus on higher quality projects.
•Selling, general and administrative (“SG&A”) expense increased by approximately $4.6 million to $28.3 million, compared to $23.7 million in the prior year period. SG&A expense increased primarily due to a $2.3 million increase in payroll related expense, a $1.5 million aggregate increase in SG&A expense associated with Pioneer Power and Consolidated Mechanical, and a $0.4 million increase in non-cash stock-based compensation expense. Pioneer Power and Consolidated Mechanical were not acquired entities during the same period in 2024. SG&A expense as a percentage of revenue decreased to 15.3% as compared to 17.7% primarily due to the increased revenue in the third quarter of 2025 as a result of the Pioneer Power acquisition.
•Interest expense was $1.2 million, an increase of $0.8 million, compared to $0.5 million in the prior year period. The increase in interest expense was driven by increased borrowings under the Company’s revolving credit facility and higher financing costs associated with a larger vehicle fleet.
•Interest income was $0.1 million, a decrease of $0.5 million, compared to $0.6 million in the third quarter of 2024. This decrease was related to reduced cash and cash equivalent balances and lower yields on investments.
•Net income increased 17.4% to $8.8 million from $7.5 million. Diluted earnings per share was $0.73 compared to $0.62 in the prior year period.
•Adjusted EBITDA increased 25.6% to $21.8 million compared to $17.3 million in the prior year period.
•Adjusted net income increased 16.4% to $12.7 million compared to $10.9 million. Adjusted diluted earnings per share was $1.05 compared to $0.91 in the prior period.
•Net cash from operating activities was $13.3 million compared to $4.9 million reflecting the timing of billings that impacted changes in working capital.
Balance Sheet
At September 30, 2025, cash and cash equivalents were $9.8 million. Current assets were $216.8 million and current liabilities were $151.2 million, representing a current ratio of 1.43x compared to 1.46x at December 31, 2024. At September 30, 2025, the Company had $34.5 million in borrowings under its revolving credit facility and $5.1 million of standby letters of credit. The Company intends to deploy free cash flow to continue to reduce its borrowings under its revolving credit facility for the remainder of the year.

2025 Guidance
The Company is reaffirming its previous guidance for FY 2025 as follows:

	Previous Guidance	Current Guidance
Revenue	$650 million - $680 million	$650 million - $680 million
Adjusted EBITDA	$80 million - $86 million	$80 million - $86 million

Assumptions:
Total organic revenue growth(1)(2)	10 - 15%	7 - 10%
ODR revenue as a percentage of total revenue	70 - 80%	70 - 80%
ODR revenue growth	35 - 50%	40 - 50%
Gross margin percentage(3)	28 - 29%	25.5 - 26.5%
SG&A expense as a percentage of total revenue	18 - 19%	15 - 17%
Free cash flow(4)	75% of Adjusted EBITDA	75% of Adjusted EBITDA
(1) The Company refined its total organic revenue range which reflects a faster-than-expected decline in GCR revenue as part of the strategic mix-shift.
(2) The Company discloses organic revenue and organic revenue growth, which are non-GAAP financial measures, to provide investors with insight into the performance of the Company's existing operations, excluding the impact of acquisitions. These measures are not defined under GAAP and should not be considered as an alternative to total revenue growth or segment-related revenue growth as determined in accordance with GAAP. Refer to additional information at the end of this release regarding certain supplemental non-GAAP revenue disclosures.
(3) The Company revised its gross margin outlook to reflect higher-than-anticipated revenue from Pioneer Power, whose current gross margin profile differs from Limbach’s.
(4) Free cash flow is defined as cash flow from operating activities excluding changes in working minus capital expenditures (excluding investment in rental equipment).
With respect to projected 2025 Adjusted EBITDA guidance and Adjusted EBITDA Margin (and the assumptions underlying those projections), a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA (and components that go into the calculation of Adjusted EBITDA). The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results. During the period, the Company refined certain underlying assumptions used to model its 2025 guidance to better reflect current market conditions, project timing, and operational performance trends. These updates influence the Company’s outlook and are incorporated into the Company’s publicly issued guidance ranges for total revenue and Adjusted EBITDA.
Conference Call Details

Date:	Wednesday, November 5, 2025
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	+1 (201) 689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=od8v6WY4. An audio replay of the call will be archived on Limbach’s website for 365 days.

About Limbach
Limbach is a building systems solutions firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have approximately 1,700 team members in 21 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, projected full year 2025 organic ODR revenue growth, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements also may include our assumptions related to our 2025 guidance of full year revenue and Adjusted EBITDA. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations
Financial Profiles, Inc.
Lisa Fortuna
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
Revenue	$184,583	$133,920	$459,932	$375,131
Cost of revenue	139,898	97,806	338,702	274,421
Gross profit	44,685	36,114	121,230	100,710
Operating expenses:
Selling, general and administrative	28,330	23,748	81,480	69,800
Acquisition-related retention expense and contingent consideration	610	610	1,832	2,344
Amortization of intangibles	2,400	868	6,020	2,956
Total operating expenses	31,340	25,226	89,332	75,100
Operating income	13,345	10,888	31,898	25,610
Other (expenses) income:
Interest expense	(1,223)	(468)	(2,312)	(1,375)
Interest income	88	626	792	1,734
Gain on disposition of property and equipment	367	99	1,107	656
Loss on change in fair value of interest rate swap	(22)	(267)	(175)	(130)
Total other income	(790)	(10)	(588)	885
Income before income taxes	12,555	10,878	31,310	26,495
Income tax expense	3,767	3,394	4,546	5,462
Net income	$8,788	$7,484	$26,764	$21,033

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.76	$0.66	$2.32	$1.87
Diluted	$0.73	$0.62	$2.21	$1.75
Weighted average number of shares outstanding:
Basic	11,626,578	11,272,798	11,557,649	11,233,847
Diluted	12,107,480	12,027,021	12,090,829	11,998,750

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$9,818	$44,930
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $410 and $387 as of September 30, 2025 and December 31, 2024, respectively)	142,466	119,659
Contract assets	52,672	47,549
Income tax receivable	44	—
Other current assets	11,754	8,131
Total current assets	216,819	220,334

Property and equipment, net	45,938	30,126
Intangible assets, net	51,495	41,228
Goodwill	69,745	33,034
Operating lease right-of-use assets	20,758	21,539
Deferred tax asset	4,057	5,531
Other assets	305	337
Total assets	$409,117	$352,129

LIABILITIES
Current liabilities:
Current portion of long-term debt	$5,255	$3,314
Current operating lease liabilities	4,284	4,093
Accounts payable, including retainage	65,912	60,814
Contract liabilities	37,272	44,519
Accrued income taxes	—	1,470
Accrued expenses and other current liabilities	38,507	36,827
Total current liabilities	151,230	151,037
Long-term debt	56,275	23,554
Long-term operating lease liabilities	16,938	17,766
Other long-term liabilities	3,112	6,281
Total liabilities	227,555	198,638

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,806,466 and 11,452,753, respectively, and 11,626,814 and 11,273,101 outstanding, respectively	1	1
Additional paid-in capital	95,536	94,229
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	88,025	61,261
Total stockholders’ equity	181,562	153,491
Total liabilities and stockholders’ equity	$409,117	$352,129

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$26,764	$21,033
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,058	8,261
Provision for credit losses	352	159
Non-cash stock-based compensation expense	5,216	4,323
Non-cash operating lease expense	3,021	3,092
Amortization of debt issuance costs	37	32
Deferred income tax provision	1,474	(439)
Gain on sale of property and equipment	(1,107)	(656)
Change in fair value of contingent consideration	1,512	2,344
Loss on change in fair value of interest rate swap	175	130
Changes in operating assets and liabilities:
Accounts receivable	(4,743)	4,283
Contract assets	(1,041)	(1,115)
Other current assets	(3,565)	(395)
Accounts payable, including retainage	(2,972)	(18,418)
Prepaid income taxes	(44)	—
Accrued taxes payable	(1,470)	1,311
Contract liabilities	(13,753)	10
Operating lease liabilities	(2,964)	(2,895)
Accrued expenses and other current liabilities	(1,375)	(1,446)
Payment of contingent consideration liability in excess of acquisition-date fair value	(711)	(2,175)
Other long-term liabilities	(293)	55
Net cash provided by operating activities	17,571	17,494
Cash flows from investing activities:
Pioneer Power Transaction, net of cash acquired	(65,651)	—
Kent Island Transaction, net of cash acquired	—	(12,716)
Consolidated Mechanical Transaction, measurement period adjustment	(3)	—
Proceeds from sale of property and equipment	1,305	1,171
Advances from joint ventures	—	7
Purchase of property and equipment	(3,556)	(6,187)
Net cash used in investing activities	(67,905)	(17,725)
Cash flows from financing activities:
Payments on Wintrust Revolving Loan	(17,347)	—
Proceeds from Wintrust Revolving Loan	41,848	—
Payments of debt issuance costs	(168)	—
Payment of contingent consideration liability up to acquisition-date fair value	(2,289)	(1,325)
Payments on finance leases	(3,052)	(2,296)

Proceeds from the sale of shares to cover employee taxes	6,344	—
Taxes paid related to net-share settlement of equity awards	(10,684)	(5,187)
Proceeds from contributions to Employee Stock Purchase Plan	570	369
Net cash provided by (used in) financing activities	15,222	(8,439)
Decrease in cash, cash equivalents and restricted cash	(35,112)	(8,670)
Cash, cash equivalents and restricted cash, beginning of period	44,995	59,898
Cash, cash equivalents and restricted cash, end of period	$9,883	$51,228
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Kent Island Transaction, measurement period adjustment	$(94)	$—
Earnout liability associated with the Kent Island Transaction	—	4,381
Right of use assets obtained in exchange for new operating lease liabilities	2,317	4,776
Right of use assets obtained in exchange for new finance lease liabilities	13,475	3,095
Right of use assets disposed or adjusted modifying finance lease liabilities	—	988
Interest paid	2,327	1,413
Cash paid for income taxes	$4,663	$4,700

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$141,382	76.6%	$93,007	69.4%	$48,375	52.0%
GCR	43,201	23.4%	40,913	30.6%	2,288	5.6%
Total revenue	184,583	100.0%	133,920	100.0%	50,663	37.8%

Gross profit:
ODR(1)	35,679	25.2%	29,647	31.9%	6,032	20.3%
GCR(2)	9,006	20.8%	6,467	15.8%	2,539	39.3%
Total gross profit	44,685	24.2%	36,114	27.0%	8,571	23.7%

Selling, general and administrative(3)	28,330	15.3%	23,748	17.7%	4,582	19.3%
Acquisition-related retention expense and contingent consideration	610	0.3%	610	0.5%	—	—%
Amortization of intangibles	2,400	1.3%	868	0.6%	1,532	176.5%
Total operating income	$13,345	7.2%	$10,888	8.1%	$2,457	22.6%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.9 million and $1.6 million of non-cash stock-based compensation expense for the three months ended September 30, 2025 and 2024, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Nine Months Ended September 30,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$340,723	74.1%	$250,017	66.6%	$90,706	36.3%
GCR	119,209	25.9%	125,114	33.4%	(5,905)	(4.7)%
Total revenue	459,932	100.0%	375,131	100.0%	84,801	22.6%

Gross profit:
ODR(1)	93,429	27.4%	77,170	30.9%	16,259	21.1%
GCR(2)	27,801	23.3%	23,540	18.8%	4,261	18.1%
Total gross profit	121,230	26.4%	100,710	26.8%	20,520	20.4%

Selling, general and administrative(3)	81,480	17.7%	69,800	18.6%	11,680	16.7%
Acquisition-related retention expense and contingent consideration	1,832	0.4%	2,344	0.6%	(512)	(21.8)%
Amortization of intangibles	6,020	1.3%	2,956	0.8%	3,064	103.7%
Total operating income	$31,898	6.9%	$25,610	6.8%	$6,288	24.6%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $5.2 million and $4.3 million of non-cash stock-based compensation expense for the nine months ended September 30, 2025 and 2024, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024
Net income	$8,788	$7,484	$26,764	$21,033

Adjustments:
Depreciation and amortization	5,063	2,741	13,058	8,261
Interest expense	1,223	468	2,312	1,375
Interest income	(88)	(626)	(792)	(1,734)
Stock-based compensation expense	1,980	1,603	5,634	4,323
Change in fair value of interest rate swap	22	267	175	130
Income tax provision	3,767	3,394	4,546	5,462
Acquisition and other transaction costs	137	826	659	877
Acquisition-related retention expense and contingent consideration	610	610	1,832	2,344
Restructuring costs(1)	263	565	397	827
Adjusted EBITDA	$21,765	$17,332	$54,585	$42,898

Revenue	$184,583	$133,920	$459,932	$375,131
Adjusted EBITDA Margin	11.8%	12.9%	11.9%	11.4%
(1)For the three and nine months ended September 30, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2025		2024		2025		2024
Net income and diluted earnings per share	$8,788	$0.73	$7,484	$0.62	$26,764	$2.21	$21,033	$1.75

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	2,400	0.20	868	0.07	6,020	0.50	2,956	0.25
Stock-based compensation expense	1,980	0.16	1,603	0.13	5,634	0.47	4,323	0.36
Change in fair value of interest rate swap	22	—	267	0.02	175	0.01	130	0.01
Restructuring costs(1)	263	0.02	565	0.05	397	0.03	827	0.07
Acquisition-related retention expense and contingent consideration	610	0.05	610	0.05	1,832	0.14	2,344	0.21
Acquisition and other transaction costs	137	0.01	826	0.07	659	0.06	877	0.07
Tax effect of reconciling items(2)	(1,461)	(0.12)	(1,280)	(0.10)	(3,974)	(0.32)	(3,093)	(0.26)
Adjusted net income and adjusted diluted earnings per share	$12,739	$1.05	$10,943	$0.91	$37,507	$3.10	$29,397	$2.46
Weighted average number of shares outstanding: Diluted		12,107,480		12,027,021		12,090,829		11,998,750

(1)    For the three and nine months ended September 30, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.
Supplemental Revenue Disclosures
Organic and acquisition-related revenue are not defined under GAAP and may not be comparable to similarly-titled measures used by other companies and should not be considered a substitute for revenue as determined in accordance with GAAP. Management believes these non-GAAP measures provide useful information to investors by highlighting the underlying growth trends of the Company’s existing operations, separate from the effects of recent acquisitions. Organic revenue growth reflects the change in revenue from the Company’s continuing operations excluding the impact of acquisitions, while acquisition-related revenue represents the incremental contribution from businesses acquired during the twelve month period following the date of acquisition. These measures are intended to enhance investors’ understanding of the Company’s performance and trends over time, and should be considered in conjunction with, but not as a substitute for, GAAP revenue.
The following are reconciliations of reported revenue to organic / acquisition-related revenue for the three and nine months ended September 30, 2025, compared to revenue for the three and nine months ended September 30, 2024:

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Three months ended September 30, 2024	$93,007		$40,913		$133,920
Components of revenue change:
Organic revenue growth (decline)	11,316	12.2%	(7,991)	(19.5)%	3,325	2.5%
Acquisition-related revenue(1)	37,059	39.8%	10,279	25.1%	47,338	35.3%
Revenue: Three months ended September 30, 2025	$141,382	52.0%	$43,201	5.6%	$184,583	37.8%

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Nine months ended September 30, 2024	$250,017		$125,114		$375,131
Components of revenue change:
Organic revenue growth (decline)	35,944	14.4%	(27,271)	(21.8)%	8,673	2.3%
Acquisition-related revenue(1)	54,762	21.9%	21,366	17.1%	76,128	20.3%
Revenue: Nine months ended September 30, 2025	$340,723	36.3%	$119,209	(4.7)%	$459,932	22.6%
(1)    Acquisition-related revenue reflects revenue attributable to the Pioneer Power, Consolidated Mechanical and Kent Island acquisitions. The Company has provided an estimate of Kent Island's revenue for the three and nine months ended September 30, 2025 as the acquired operations were integrated into an existing branch of the Company for which separate financial results are not maintained.